EMPLOYMENT AGREEMENT

AGREEMENT made as of this 29th day of June, 2005 by and between 360 Global  WINES, INC., a Nevada corporation and authorized to do business in California, with its business address at 1 Jamieson Canyon Road, Napa, California 94558 (the "Corporation") and Jonathan A. Sebastiani, residing at 1400 Old Winery Court, Sonoma, California 95476(Sebastiani).

W I T N E S S E T H

WHEREAS, the Corporation seeks the employment of Sebastiani as its President because of his presidency of Viansa Winery; his extensive knowledge of the wine industry and the methods of sales and marketing of wines; his knowledge of price points, operations, leadership and the retail wine industry; and

WHEREAS, the Corporation wishes to employ Sebastiani as an executive employee of the Corporation on a full time basis and Sebastiani wishes to accept such employment; and

WHEREAS, the Corporation considers the availability of Sebastiani’s services to be important to the successful conduct of the operations of the Corporation's business and desires to secure for itself the availability of his services; and

WHEREAS, Sebastiani desires to become an employee of the Corporation and serve in such capacities and perform all such duties as the Board of Directors of the Corporation shall assign.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth the Corporation and Sebastiani hereby agree as follows:

1.

Employment.  The Corporation hereby employs Sebastiani on a full-time basis as an executive employee of the Corporation and Sebastiani hereby accepts such full time employment, on the terms and conditions hereinafter set forth.  The Corporation agrees that, as his initial title hereunder, contemporaneously with the commencement of term of employment (as hereinafter defined), the Board of Directors of the Corporation shall initially elect Sebastiani to the office of President.  Sebastiani shall have such titles and such authority as, in the opinion of the

Board of Directors of the Corporation, is necessary or appropriate for him to carry out his duties and obligations under this Agreement.

2.

Services.  During the term hereof, Sebastiani shall use his best efforts and devote all of the necessary business time and attention to the performance of such responsibilities and duties as are assigned to him by the Board of Directors.

3.

Term.

(a) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement, and Sebastiani’s employment hereunder, shall be and remain in effect during the period of employment ("Employment Period") established under this Section 3.  The Employment period shall be for a term commencing on June 29, 2005 until such time as such employment is terminated by the Board of Directors of the Corporation.  It being understood and agreed that the employment of Sebastiani is totally, in all respects, at the pleasure of the Board of Directors of the Corporation.

(b)  Notwithstanding anything herein contained to the contrary,   Sebastiani's employment with the Corporation may be terminated during the Employment Period, with or without cause.

4.

Compensation.  In consideration for services rendered by Sebastiani under this Agreement, the Corporation shall pay to Sebastiani a base salary ("Base Salary") at an annual rate equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per annum, payable in equal monthly installments or in such other manner as the parties shall mutually agree.  Said salary shall be reviewed and increased by the Board annually to reflect increased profitability of the corporation while Sebastiani serves as its President.  In addition to the above referenced annual salary, as a signing bonus (“Signing Bonus”) and inducement for Sebastiani to join the Corporation, Sebastiani shall be immediately issued (on a post reverse split basis) fifty thousand (50,000) shares of Common Stock ($0.001 par value) of the corporation, and (on a post reverse split basis) a five year warrant to purchase five hundred thousand (500,000), shares exercisable at $5.00 per share.  This warrant shall vest quarterly on a pro rata basis throughout the year at the rate of 100,000 shares annually.  The singing bonus shares (50,000)  is vested upon the execution of this Agreement and is non-revocable thereafter.  The Corporation further agrees that, in addition to the above-referenced Base Salary and Signing Bonus,  Sebastiani shall be entitled to a bonus plan (Bonus Plan) to be mutually agreed upon between himself and the Board of Directors and the subject of a separate document which, when completed, shall be made a part hereof as if set forth in full herein.  Sebastiani and the Board of Directors shall complete the Bonus Plan within two (2) months after signing.

5.

Employee Benefits Plans.

Except as otherwise provided in this Agreement,  Sebastiani shall, during the Employment Period and for purposes of the Employee Benefits Plan, be treated as an employee of the Corporation and be entitled to participate in and receive benefits under any employee benefit plan, fringe benefit plan, retirement or pension plan, incentive savings plan, stock option and appreciation rights plan, or any other incentive compensation plan instituted and maintained from time to time by the Corporation, in accordance with the terms and conditions of such employee benefit and compensation plans and programs, which may by their terms exclude certain categories of  part time and/or executive employees.

6.

Working Facilities and Expenses.

(a)  Sebastiani's principal place of employment shall be initially located in Napa, California.

(b)  Automobile. The Corporation shall provide Sebastiani with a monthly car allowance of Five Hundred Dollars ($500.00), for each month during the Employment Period, subject to increase in the sole and absolute discretion of the Board of Directors.  Such payment shall be due and payable on the first day of each month commencing June 1st, 2005.

(c)  Business and Travel.  The Corporation shall reimburse Sebastiani for his ordinary and necessary business expenses, including without limitation, travel and entertainment expenses, incurred in connection solely with the performance of his duties under this Agreement.  Sebastiani shall make timely presentation to the Corporation of an itemized account of such expenses in such form as the Corporation may reasonably require and not more often than once per month.

(d)  Vacation.  Mr. Sebastiani shall be entitled to a minimum of four weeks paid vacation per year, which vacation accrual shall commence immediately upon execution of this agreement. No more than one week in any quarter may be taken without prior approval from the

CEO or COO.

7.

Termination.  The Corporation shall be entitled to terminate Sebastiani’s employment with the Corporation at any time, with or without cause, in the sole and absolute discretion of the Board of Directors of the Corporation.  Upon the termination of  Sebastiani's employment with the Corporation, the Corporation shall pay and provide to  Sebastiani  within twenty four (24) hours of the termination date:  his earned but unpaid Base Salary and any unpaid vacation through the date of termination and within ten (10) days of the termination date:  his earned but unpaid Bonus Plan monies and the benefits, if any, to which he is entitled as a former full time employee under the Corporation's employee plans and programs and compensation plans and programs described in Section 5 (Accrued but Unpaid Compensation).  All compensation and benefits shall cease on and as of the date of any such termination. The Corporation and Sebastiani hereby stipulate that the payments and benefits provided under this Section 7 are reasonable under the circumstances for all purposes.

8.

Termination For Cause.  If the Corporation shall have terminated Sebastiani's employment, in its sole and absolute discretion: (a) for cause which for purposes of this Agreement shall mean a discharge because  Sebastiani:  (i) has intentionally engaged in grossly dishonest conduct in connection with his performance of services for the Corporation  that materially affects the Corporation or any affiliate, or has been convicted of a felony related to his employment; (ii) is in any way enjoined or otherwise prohibited from performing any or all of his duties hereunder as the result of the enforcement or attempted enforcement of any restrictive agreement entered into by  Sebastiani at any time in the past, present or future;  (iii) has willfully and materially breached a substantive term of this Agreement and he fails to cure such breach within sixty (60) days following written notice thereof from the Corporation; (iv) has any conviction or accident related to driving while under the influence of drugs or alcohol while performing the Corporation’s business; or (b)  Sebastiani's death or disability (as used herein "disability" shall mean mental or physical incapacity which prevents  Sebastiani from fulfilling any of his duties hereunder for a period of four (4) full months in any consecutive twelve (12) month period). All compensation and benefits shall cease on and as of the date of any such termination for cause and Sebastiani shall only receive his Accrued but Unpaid Compensation, other than any benefits that may accrue in accordance with COBRA.  The Corporation and Sebastiani hereby stipulate that the payments and benefits provided under this Section 8 are reasonable under the circumstances for all purposes.

9.

Termination Without Cause.  If the Board of Directors shall have terminated the employment of  Sebastiani at any time, in its sole and absolute discretion, without cause, all compensation and benefits shall cease on and as of the date of any such termination.  In such event Sebastiani shall receive his Accrued but Unpaid Compensation as provided for in paragraph 7 and, in addition, Sebastiani shall be paid a severance payment equal to five months of his Base Salary in effect on the date prior to his termination without cause. The Corporation and Sebastiani hereby stipulate that the payments and benefits provided under this Section 9 are reasonable under the circumstances for all purposes.

10.

Non-Competitive Restrictions.

(a)  During the Term of this Agreement, Sebastiani shall not, directly or indirectly, engage in any business nor render any services, in any capacity, to or for any person, firm or corporation engaged in the Corporation's business other than the Corporation, except as and to the extent authorized by the Board of Directors of the Corporation or its successor in interest;

(b)  During the Term of this Agreement and for a period of two (2) months immediately following the termination of this Agreement for any reason whatsoever (including expiration), Sebastiani shall not for any reason whatsoever, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity, whether profit or not-for-profit:

(i)    Call upon, contact, divert, influence or solicit or attempt to call upon, contact, divert, influence or solicit any customer or customers of the Corporation, any subsidiary of the Corporation and/or its successor in interest (together, hereinafter sometimes referred to as the Covenant Entities);

(ii) divulge the names and addresses or any information concerning any customer of or supplier of goods and/or services to the Covenant Entities; and/or

(iii)   own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that now or at any time during the term of this Agreement  except as otherwise provided for in Attachment __, which delineates activities that are expressly exempted from this Non-Competitive Restriction provision.

(c)   Sebastiani represents and warrants to each of the Covenant Entities that he has substantial experience and abilities in various other fields of endeavor and that any such restrictions will not have a material adverse impact on his ability to obtain and maintain gainful employment should his employment with any Covenant Entity be terminated or otherwise end.

(d)  In the event it is determined by a court of competent jurisdiction that any provision of this Section 10 exceeds the time, geographic or other limitations permitted by the governing law of this Agreement or any other applicable law in any jurisdiction, then such provision shall be deemed limited to the maximum time, geographic or other limitations permitted by applicable law and the remainder of this Section 9 shall remain valid and in effect.

(e)  This Section shall in no way limit the other remedies available to the Corporation in accordance with any other Section hereof or any applicable laws.

.

11.

Confidentiality and Non-Disclosure.

(a) As the result of his duties Sebastiani will have access to some or all of the confidential information pertaining to the Covenant Entities businesses.  It is agreed that Confidential Information of the Covenant Entities includes, but is not limited to:

(i)   The ideas, methods, techniques, formats, formulae,  specifications, procedures, designs, processes, systems, control, data and software  and/or hardware products which are unique or proprietary to, or a trade secret of  any of the Covenant Entities;

(ii)    all customer, pricing, financial and marketing information pertaining to the businesses of any of the Covenant Entities;

(iii)    all operations, sales, training and other knowledge or materials utilized in the businesses of any of the Covenant Entities;

(iv)   all other information now in existence or developed in the future which is similar in nature to any of the foregoing; and

(v)     all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential.

(b)  Sebastiani understands that he will necessarily have access to some or all of the Confidential Information.   Sebastiani recognizes the importance of protecting the Confidentiality and secrecy of the Confidential Information and, therefore, agrees to use his best efforts to protect the Confidential Information from unauthorized disclosure to other persons.   Sebastiani understands that protecting the Confidential Information from unauthorized disclosure is critically important to the success and competitive advantage of each of the Covenant Entities and that the unauthorized disclosure of the Confidential Disclosure would greatly damage the Covenant Entities.

(c)  Sebastiani agrees not to disclose any Confidential Information to others or use any Confidential Information for his own benefit without the express written consent of the Board of Directors of the Corporation or governing body of the Covenant Entity to which such Confidential Information belongs.   Sebastiani agrees to immediately return all Confidential Information, including any copies in his possession upon the request of the Board of Directors of the Corporation or the governing body of the Covenant Entity to which such Confidential Information belongs.

12.

Enforcement of Covenants.

(a) The covenants set forth herein on the part of Sebastiani shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Sebastiani against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any of the Covenant Entities of the Covenants contained herein.

(b) Employee acknowledges that irreparable damage will result to the

Covenant Entities in the event of a material breach of any covenant contained herein and Sebastiani agrees that in the event of such material breach, any one or more of the Covenant Entities affected by such material breach shall be entitled, in addition to any and all other legal or equitable remedies and damages, to seek a temporary and/or permanent injunction to restrain the violation thereof by  Sebastiani and all of the persons acting for or with  Sebastiani.

(c) It is specifically understood and agreed by  Sebastiani that each of the Covenant Entities shall have the right to enforce the provisions of this Section 12 as against  Sebastiani as it relates to any such entity.

13.

Representations and Warranties; Investigation.

(a)   Sebastiani represents and warrants that he is not now and will not be on the date of commencement of this Agreement a party to any agreement, contract or understanding, whether of employment, agency, or otherwise, which would in any way conflict with, restrict or prohibit  Sebastiani from undertaking and performing his duties in accordance with the terms and provisions of this Agreement, and that  Sebastiani has the full right and power to enter into and to perform this Agreement in accordance with its terms and provisions.

(b)  Sebastiani agrees that before and at any time during his employment that the Corporation, in its discretion, may investigate Sebastianis background to confirm that  Sebastiani has not filed for bankruptcy (or similar debt relief status) and has no prior criminal record.  For this purpose, Sebastiani specifically hereby authorizes the Corporation to obtain such background checks and other information as may be useful.

14.

Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon Sebastiani, his legal representatives, heirs and successors, and the Corporation, its successors and assigns, including any successor by a merger or consolidation or statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Corporation may be sold or otherwise transferred.

15.

Notices.  Any communication to a party required or permitted under this Agreement including any notice, direction, designation, consent, instruction, objection or waiver shall be in writing and shall be deemed to be given at such time as it is delivered personally, or the earlier of (i) five days after sending or (ii) one day after the first attempted delivery on a non-holiday weekday in the locality of the noticed party (as indicated on a return receipt or records of the

Sebastiani), if sent, all fees and charges prepaid, by US Postal Service Express Mail, return receipt requested, or by a recognized international Package expedited delivery service (e.g. FedEx, DHL and companies of similar stature) requiring a  receipt against delivery, in each case addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other:

If to  Sebastiani:

1400 Old Winery Court

Sonoma, California, 95476.

-With a copy by like notice to-

If to the Corporation:

360 Global Wines, Inc.

c/o Joel A. Shapiro, Chairman

1 Kirkland Ranch Road

Napa, California 94558

-With a copy by like notice to-

Richard H.  Rosenblum, Esq.

Kaufmann, Feiner, Yamin,

 Gildin & Robbins, LLP

777 Third Avenue - 24th Floor

New York, New York 10017

Additionally, notice may be given by facsimile transmission, but any such notice shall not be deemed given or effective unless such facsimile transmission is acknowledged as to receipt in a return facsimile or other writing from the noticed party and, if so acknowledged, shall be deemed effective as of the date of such acknowledgment.

16.

Limited Recourse.   Sebastiani agrees that he shall look only to the Corporation, or its successors and/or assigns for performance of any obligations hereunder and that he shall have and seek no recourse against any officer, director and/or shareholder of the Corporation without meeting his burden of proof that the officer, director and/or shareholder of the Corporation is the alter ego of the Corporation.

17.

Severability.  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

18.

Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

19.

Survival.  Any provisions in this Agreement that by their nature encompass obligations extending beyond the termination of this Agreement shall survive the termination of this Agreement.

20.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of  California, without reference to conflicts of law principles.

21.

Headings.  The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section.  Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.

22.

Entire Agreement; Modifications.  This instrument contains the entire Agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior Agreements, understandings or representations relating to the subject matter hereof.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its an officer thereof, thereunto duly authorized, and Sebastiani has hereunto set his hand, both as of the date and year first written above.

360 Global Wines Inc. a Nevada corporation By: Joel A. Shapiro, Chairman

Jonathan A. Sebastiani, Individually